EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Procept, Inc. (formerly Pacific Pharmaceuticals, Inc.)

BG Development Corp.

Binary Therapeutics Inc.

Heaven’s Door Corporation